News Release

For:	Methode Electronics, Inc.	Contact:Joey Iske
	7401 West Wilson Avenue	Director of Investor Relations
	Chicago, IL 60706	708-457-4060
jiske@methode.com

Methode Electronics Chief Executive Officer Establishes 10b5-1 Trading Plan

CHICAGO – September 21, 2007 — Methode Electronics, Inc. (Nasdaq: METH), today announced that Donald W. Duda, Chief Executive Officer, has established a trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act. Rule 10b5-1 permits individuals who are not then in possession of material nonpublic information to establish prearranged plans to buy or sell stock. The rule allows individuals to buy or sell shares of stock at a specific price in the future, regardless of any subsequent possession of material nonpublic information.

In connection with his personal financial planning, Mr. Duda may sell up to 100,000 shares underlying options according to today’s trading plan. Transactions under this plan will be disclosed publicly through Form 144 and Form 4 filings as required by the SEC.

About Methode Electronics
Methode Electronics, Inc. (NASDAQ: METH) is a global manufacturer of component and subsystem devices with manufacturing, design and testing facilities in the United States, Malta, Mexico, United Kingdom, Germany, Czech Republic, China and Singapore. We design, manufacture and market devices employing electrical, electronic, wireless, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interconnect, Power Distribution and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment. Further information can be found at Methode’s website at www.methode.com